Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
3 University Plaza, suite 405
Hackensack, NJ 07601

CONTACT:	Investor Relations:
Barry Smith
Investor Relations Manager
(973) 428-2004

Thursday, November 14, 2013

EMERSON RADIO CORP. REPORTS FISCAL 2014 SECOND QUARTER RESULTS

HACKENSACK, N.J. – November 14, 2013 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its second quarter and six month period ended September 30, 2013.

As reported by the Company in a Form 8-K filed with the SEC on October 19, 2012, the Company was informed by one its major customers, that, commencing with the Spring of 2013, this customer would discontinue purchasing from Emerson two microwave oven products that had been sold by the Company to this customer. Emerson continued shipping these two products throughout the remainder of Fiscal 2013 (the year ended March 31, 2013), with sales of such products declining through the fourth quarter of Fiscal 2013. During Fiscal 2013, these two microwave oven products comprised, in the aggregate, approximately $36.1 million, or 29.7%, of the Company’s net product sales. Emerson anticipates that the full impact of this customer’s decision will be realized by the Company in Fiscal 2014, which began on April 1, 2013. As previously disclosed by the Company, the complete loss of, or significant reduction in, business with either of the Company’s key customers will have a material adverse effect on the Company’s business and results of operations. Accordingly, this customer’s decision has had a material adverse effect on the Company’s business and results of operations in the quarter ended September 30, 2013. There can be no assurance that the Company will be able to increase sales of any products at levels sufficient to offset the adverse impact of this customer’s decision, if at all.

As a result of the above, during the second quarter and six month periods of fiscal 2014, sales of these two products by the Company were nil as compared to approximately $11.9 million and $24.0 million during the second quarter and six month periods of fiscal 2013, respectively.

Net revenues for the second quarter of fiscal 2014 were $18.3 million, a decrease of $16.4 million, or 47.2%, as compared to the second quarter of fiscal 2013 net revenues of $34.7 million. The decline in year-over-year net revenues was driven by lower year-over-year net product sales and lower year-over-year licensing revenues.

Net product sales for the second quarter of fiscal 2014 were $17.3 million, as compared to $32.3 million for the second quarter of fiscal 2013, a decrease of $15.0 million, or 46.6%. The lower year-over-year net product sales were principally driven by a $14.6 million, or 46.8%, decline in net sales of houseware products, which was the result of lower year-over-year sales of microwave ovens and compact refrigerators, partially offset by an increase in year-over-year sales of wine coolers.

Licensing revenue in the second quarter of fiscal 2014 was $1.1 million, as compared to $2.4 million in the second quarter of fiscal 2013, a decrease of $1.3 million, or 55.3%. The lower year-over-year licensing revenue was principally the result of approximately $1.3 million of lower year-over-year licensing revenue earned from the Company’s largest licensee because the licensee has not yet met or exceeded its annual minimum royalty payment obligation for fiscal 2014, as compared to the prior year, when the licensee met its annual minimum royalty payment obligation during the second quarter of the Company’s fiscal year 2013.

Net revenues for the six month period of fiscal 2014 were $43.0 million, a decrease of $37.7 million, or 46.8%, as compared to the second quarter of fiscal 2013 net revenues of $80.7 million. The decline in year-over-year net revenues was driven by lower year-over-year net product sales and lower year-over-year licensing revenues.

Net product sales for the six month period of fiscal 2014 were $40.7 million, as compared to $77.2 million for the six month period of fiscal 2013, a decrease of $36.5 million, or 47.2%. The lower year-over-year net product sales were principally driven by a $36.1 million, or 48.1%, decline in net sales of houseware products, which was the result of lower year-over-year sales of microwave ovens and compact refrigerators, partially offset by an increase in year-over-year sales of wine coolers.

Licensing revenue in the six month period of fiscal 2014 was $2.3 million, as compared to $3.6 million in the six month period of fiscal 2013, a decrease of $1.3 million, or 36.6%. The lower year-over-year licensing revenue was principally the result of approximately $1.3 million of lower year-over-year licensing revenue earned from the Company’s largest licensee because the licensee has not yet met or exceeded its annual minimum royalty payment obligation for fiscal 2014, as compared to the prior year, when the licensee met its annual minimum royalty payment obligation during the second quarter of the Company’s fiscal year 2013.

Operating income for the second quarter of fiscal year 2014 was $0.2 million, a decrease of $2.0 million, or 90.4%, from operating income of $2.2 million for the second quarter of fiscal year 2013, due to the lower year-over-year net revenue, higher year-over-year landed product cost as a percent of selling price, higher year-over-year SG&A expenses, primarily due to higher legal fees and tax consulting fees, partially offset by the impairment write-down in September 2012 of a non-strategic trademark.

Operating income for the six month period of fiscal year 2014 was $1.5 million, a decrease of $5.1 million, or 76.7%, from operating income of $6.6 million for the six month period of fiscal year 2013, due to the lower year-over-year net revenue, higher year-over-year landed product cost as a percent of selling price, higher year-over-year SG&A expenses, primarily due to higher legal fees and tax consulting fees, partially offset by the impairment write-down in September 2012 of a non-strategic trademark.

Net income for the second quarter of fiscal 2014 was $0.4 million, as compared to $1.9 million for the second quarter of fiscal 2013, a decrease of $1.5 million, or 80.1%, due primarily to the year-over-year decrease in operating income. Net income for the six month period of fiscal 2014 was $1.8 million, as compared to $5.8 million for the six month period of fiscal 2013, a decrease of $4.0 million, or 69.6%, due primarily to the year-over-year decrease in operating income. Diluted earnings per share for the second quarter of fiscal year 2014 were $0.01, as compared to $0.07 for the second quarter of fiscal year 2013, a decrease of $0.06 per diluted share, or 85.7%. Diluted earnings per share for the six month period of fiscal year 2014 were $0.06, as compared to $0.21 for the six month period of fiscal year 2013, a decrease of $0.15 per diluted share, or 71.4%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our second quarter and six month fiscal 2014 revenues and net income declined significantly as compared to the prior year due primarily to the decision by one of our major customers to discontinue purchasing, effective Spring 2013, from the Company two microwave oven products sold throughout fiscal year 2013 by the Company to this customer, the last shipments of which were made in February and March 2013, and intense competition, including downward pricing pressure, within all of our product categories. We expect these factors to affect our year-over-year comparisons throughout the remainder of fiscal 2014. The Company seeks to implement pricing and product strategy initiatives to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
Net revenues:
Net product sales	$17,258	$32,299	$40,739	$77,175
Licensing revenue	1,080	2,416	2,251	3,551

Net revenues	18,338	34,715	42,990	80,726
Costs and expenses:
Cost of sales	15,635	29,102	36,619	68,275
Other operating costs and expenses	171	385	322	793
Selling, general and administrative expenses	2,325	1,737	4,513	3,745
Impairment of Trademark	—	1,326	—	1,326

	18,131	32,550	41,454	74,139

Operating income	207	2,165	1,536	6,587
Other income:
Interest income, net	121	67	343	98

Income before income taxes	328	2,232	1,879	6,685
(Benefit) provision for income taxes	(60)	285	122	898

Net income	$388	$1,947	$1,757	$5,787

Net income per share:
Basic	0.01	0.07	0.06	0.21
Diluted	0.01	0.07	0.06	0.21
Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	9/30/13	3/31/13
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$52,108	$21,412
Restricted cash	73	70
Short term investments	15,155	45,235
Accounts receivable, net	5,249	7,883
Other receivables	231	969
Due from affiliates	—	1
Inventory	7,299	3,454
Prepaid expenses and other current assets	2,833	1,873
Deferred tax assets	1,582	1,685

Total Current Assets	84,530	82,582
Property, plant, and equipment, net	229	258
Trademarks, net	219	219
Deferred tax assets	1,113	1,121
Other assets	43	104

Total Assets	$86,134	$84,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term borrowings	43	43
Accounts payable and other current liabilities	8,347	7,790
Accrued sales returns	1,077	965
Income taxes payable	711	1,281

Total Current Liabilities	10,178	10,079
Long-term borrowings	15	30
Deferred tax liabilities	203	194

Total Liabilities	10,396	10,303
Shareholders’ Equity:
Preferred shares -$.01 par value, 10,000,000 shares authorized at September 30, 2013 and March 31, 2013, respectively; 3,677 shares issued and outstanding at September 30, 2013 and March 31, 2013, respectively; liquidation preference of $3,677,000 at September 30, 2013 and March 31, 2013, respectively	3,310	3,310
Common shares — $.01 par value, 75,000,000 shares authorized, 52,965,797 shares issued at September 30, 2013 and March 31, 2013, respectively; 27,129,832 shares outstanding at September 30, 2013 and March 31, 2013, respectively	529	529
Additional paid-in capital	98,785	98,785
Accumulated deficit	(2,662)	(4,419)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total Shareholders’ Equity	75,738	73,981

Total Liabilities and Shareholders’ Equity	$86,134	$84,284